Exhibit 10.1
SERVICE AGREEMENT
SERVICE AGREEMENT (“Agreement”) dated September 21, 2017 between Arch Capital Group Ltd., a Bermuda corporation (the “Company”), and Constantine Iordanou (the “Chairman”). The parties previously entered into an Employment Agreement dated October 1, 2014, as amended on November 11, 2015 (the “Prior Agreement”). This Agreement will become effective as of March 2, 2018 and, as of such effective date, will supersede in its entirety the Prior Agreement.
The parties hereto agree as follows:
ARTICLE 1

DEFINITIONS

SECTION 1.01.    Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
“Base Compensation” has the meaning set forth in Section 4.01.
“Cause” means (a) theft or embezzlement by the Chairman with respect to the Companies; (b) the Chairman’s conviction of, or plea of nolo contendere to, any felony or any misdemeanor involving moral turpitude; (c) willful or prolonged absence from work by the Chairman (other than by reason of disability due to physical or mental illness) or willful failure or refusal by the Chairman to perform his duties and responsibilities, without the same being corrected within thirty (30) days after being given written notice thereof; (d) continued and habitual use of alcohol by the Chairman to an extent which materially impairs the Chairman’s performance of his duties, without the same being corrected within thirty (30) days after being given written notice thereof; (e) the Chairman’s use of illegal drugs, without the same being corrected within thirty (30) days after being given written notice thereof; or (f) the material breach by the Chairman of any of the provisions contained in this Agreement, including, without limitation, Section 3.01 and Section 11.01, without the same (other than in the case of Section 11.01) being corrected within thirty (30) days after being given written notice thereof.
“Code” means the Internal Revenue Code of 1986, as amended.
“Companies” means the Company and its Subsidiaries.
“Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Companies in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order; (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Chairman; or (c) the disclosure of which is consented to in writing by the Companies.
“Date of Termination” has the meaning set forth in Section 5.07.
“Good Reason” means, without the Chairman’s written consent, (a) any material diminution of the duties or responsibilities of the Chairman, without the same being corrected within thirty (30) days after being given written notice thereof; or (b) any material breach by the Companies of the provisions contained in this Agreement, without the same being corrected within thirty (30) days after being given written notice thereof. The Chairman shall be required to give the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence.
“Intellectual Property” has the meaning set forth in Section 7.01.
“Notice of Termination” has the meaning set forth in Section 5.06.
“Noncompetition Period” has the meaning set forth in Section 9.01.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Permanent Disability” means those circumstances where the Chairman is unable to continue to perform the usual customary duties of his assigned job or as otherwise assigned in accordance with the provisions of this Agreement for a period of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease.
“Reimbursable Expenses” has the meaning set forth in Section 4.04.
“Service Period” has the meaning set forth in Section 2.01.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, fifty (50) percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or combination thereof; or (b) if a partnership, limited liability company, association or other business entity, fifty (50) percent or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a fifty (50) percent or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated fifty (50) percent or more of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.
ARTICLE 2

SERVICE PERIOD

SECTION 2.01.    Service. The Company shall continue to employ the Chairman, and the Chairman shall accept employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on March 2, 2018 (the date of the beginning of such period to be referred to herein as the “Start Date”) and ending as provided in Section 5.01 (the “Service Period”).
ARTICLE 3

POSITION AND DUTIES

SECTION 3.01.    Position and Duties. During the Service Period, the Chairman shall serve as Non-Executive Chairman of the Company and shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board of Directors of the Company; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position at comparable companies. During the Service Period the Chairman shall devote fifty (50) days of work during each twelve (12) month period, as requested by the Chief Executive Officer of the Company or its Board of Directors on specific projects, including preparation for the investors’ calls, meetings in Bermuda with the Chief Executive Officer of the Company to go over Board documents and topics, representing the Company on industry associations and panels and meetings with governmental officials, responsibilities on the Company’s Board of Directors and its committees, and the Company’s Mortgage Insurance Advisory Board, and specific meetings or discussions as requested by the Chief Executive Officer of the Company. In furtherance of his duties hereunder, the Company will make available to the Chairman the monthly documents prepared by the units as well as the packages from the business and underwriting reviews. The Chairman shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or for-profit organization not related to the business of the Companies, whether for compensation or otherwise, without prior written consent of the Executive Committee of the Company (or the Executive Committee’s designee). Notwithstanding the foregoing, the Chairman may continue to serve as a non-employee director of Verisk Analytics, Inc. (or any successor thereto), and may also serve as a non-employee director of (i) one or more other business entities that do not compete with the Companies, subject to the prior consent of the Executive Committee of the Company (or the Executive Committee’s designee), and (ii) a reasonable number of non-profit organizations, so long as in each case such service does not interfere with the performance of the Chairman’s duties hereunder.
SECTION 3.02.    Company Board Seat. During the Service Period, the Company shall use its reasonable best efforts to cause the Chairman to be elected to the Board of Directors of the Company.

SECTION 3.03.    Work Permits. The Chairman shall use his best efforts to obtain, maintain and renew any required work permit by the Bermuda government authorities and any other permits required by any Bermuda government authority. The Company shall be responsible for all permit fees.
SECTION 3.04.    Office Services. During the Service Period the Company will provide office administrative services to the Chairman as reasonably required, including secretarial support and also information technology, phone lines, office computers, cell phone and other office supplies for use in his home office.
ARTICLE 4

BASE COMPENSATION AND BENEFITS

SECTION 4.01.    Base Compensation. During the Service Period, the Chairman’s base compensation will be $500,000 per annum (the “Base Compensation”). The Base Compensation shall be payable monthly on the 15th day of each month, two weeks in arrears and two weeks in advance.
SECTION 4.02.    Bonuses. In addition to the Base Compensation, the Chairman shall participate in an annual bonus plan on terms established from time to time by the Board of Directors of the Company, in consultation with the senior executives of the Company, including the Chairman. The Chairman’s target annual bonus will be 100% of his Base Compensation.
SECTION 4.03.    Benefits. In addition to the Base Compensation, and any bonuses payable to the Chairman pursuant to this Agreement, the Chairman shall be entitled to the following benefits during the Service Period:

(a)
such major medical, life insurance and disability insurance coverage as is, or may during the Service Period, be provided generally for other senior executive officers of the Company as set forth from time to time in the applicable plan documents;

(b)
benefits under any plan or arrangement available generally for the senior executive officers of the Company, subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents, including the charitable pledge matching program; and

payment by the Company of the reasonable cost of preparation of annual tax returns and associated tax planning on a basis no less favorable than such arrangements provided to senior executives, and the cost paid by the Company under this Section 4.03(c) for one calendar year may not affect such cost paid by the Company in any other calendar year and such cost shall be paid not later than the last day of the calendar year following the calendar year for which the annual tax return is prepared.
SECTION 4.04.    Expenses. The Company shall reimburse the Chairman for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Companies’ requirements with respect to reporting and documentation of expenses. During the Service Period, upon his reasonable request, any private aircraft owned or leased by the Companies at such time (if any) shall be made available to the Chairman for business travel in a manner consistent with his duties hereunder. The Company shall reimburse the Chairman within sixty (60) days after the date hereof for all reasonable expenses incurred by him for legal advice in finalizing the Agreement, subject to a maximum of $15,000.
ARTICLE 5

TERM AND TERMINATION

SECTION 5.01.    Term. The Service Period will begin on the Start Date and continue until terminated (a) by either party by providing at least six (6) months’ prior written notice to the other party, (b) upon the Chairman’s death or Permanent Disability, (c) by the Chairman for Good Reason, or (c) by the Company for any reason. Upon the Chairman’s employment with the Company ceasing for any reason, the Chairman shall immediately resign from all positions and in all capacities with the Company and its affiliates, other than as a non-employee Director of the Company, and from any other company or other organization with which the Chairman is serving at the Company’s request.

SECTION 5.02.    Termination for Good Reason or Without Cause. If the Service Period shall be terminated (a) by the Chairman for Good Reason or (b) by the Company not for Cause, the Chairman shall be paid solely (except as provided in Section 5.04 below) an amount equal to the sum of the total remaining Base Compensation and target annual bonus which would have been paid to the Chairman under this Agreement for the period through six (6) months after the date of termination of employment (the “Severance Amount”), provided the Chairman shall be entitled to such payments only if he has not breached and does not breach the provisions of Sections 6.01, 7.01, 8.01, 9.01, and 9.02 of this Agreement and the Chairman has executed and delivered a general release of claims reasonably satisfactory to the Company on or before the date that is fifty (50) days following the Date of Termination and does not revoke such release prior to the end of the statutory seven (7) day revocation period. Subject to Section 13.10 below, such amount will be paid in six (6) equal installments, the first two (2) of which will be paid on the date that is that is two months following the Date of Termination and the next four (4) of which will be paid in four (4) equal monthly installments commencing on the date that is three (3) months following the Date of Termination and continuing on each of the next three (3) monthly anniversaries of the Date of Termination. In addition, promptly following any such termination, the Chairman shall also be reimbursed all Reimbursable Expenses incurred by the Chairman prior to such termination.
SECTION 5.03.    Termination for Cause or Other Than Good Reason. If the Service Period shall be terminated (a) for Cause, (b) as a result of the Chairman’s resignation or leaving of his employment, other than for Good Reason, (c) due to the death of the Chairman, (d) due to the Permanent Disability of the Chairman, or (e) as a result of either the Company’s or the Chairman’s provision of written notice of termination as provided under Section 5.01(a), the Chairman shall, except as otherwise provided in the next sentence of this Section 5.03 or in Section 5.04, be entitled to receive solely the Base Compensation through the Date of Termination and reimbursement of all Reimbursable Expenses incurred by the Chairman prior to such termination. If the termination is by reason of the death or Permanent Disability of the Chairman, the Chairman (or his estate in the case of death) shall also be entitled to receive an amount equal to the Severance Amount, in each case, offset by any proceeds received, or scheduled to be received, from any insurance coverages provided by the Company or any of its affiliates, and such amount, if any, shall be paid to the Chairman within sixty (60) days following such termination.
SECTION 5.04.    Benefits. If the Service Period is terminated (i) as a result of a termination of employment due to death or Permanent Disability of the Chairman, or as specified in Section 5.02, or (ii) at the end of the term of employment pursuant to Section 5.01(a), the Chairman and his spouse shall continue to receive major medical insurance coverage benefits from the Company’s plan, at the expense of the Company, for a period equal to the lesser of (x) eighteen (18) months following the Date of Termination or (y) if applicable, until the Chairman is provided by another employer with benefits substantially comparable (with no preexisting condition limitations) to the benefits provided by such plan. Such major medical insurance coverage period will be applied to the Chairman’s COBRA allotment under Section 4980B of the Code. In the event the Chairman does not have alternative medical coverage at the end of such eighteen (18) month period, the Chairman and his spouse will be allowed to continue to receive major medical insurance coverage from the Company’s plan for a period equal to the lesser of (i) eighteen (18) additional months or (ii) if applicable, until the Chairman is provided by another employer with benefits substantially comparable (with no preexisting condition limitations) to the benefits provided by such plan; and the Chairman will be required to pay the full cost of such continued coverage. In addition, when the Service Period terminates, any unvested stock options and any unvested shares of restricted stock of the Company granted to the Chairman shall vest in accordance with the terms of the applicable award agreements. Except as otherwise required by mandatory provisions of law, all of the Chairman’s rights to fringe and other benefits under this Agreement or other plans or arrangements of the Companies, if any, accruing after the termination of the Service Period as a result of a termination of employment as specified in Section 5.03 will cease upon such termination; provided, that the foregoing shall not apply with respect to the Chairman’s rights as set forth in any deferred compensation plans maintained by the Company or its affiliates, and under Section 11.03.
SECTION 5.05.    Notice of Termination. Any termination by the Company or by the Chairman for any reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, in the case of termination for Cause, for Good Reason or due to Permanent Disability, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.
SECTION 5.06.    Date of Termination. “Date of Termination” shall mean (a) if the Service Period is terminated as a result of a Permanent Disability, five (5) days after a Notice of Termination is given, (b) if the Service Period is terminated for Good Reason, the date specified in the Notice of Termination consistent with the terms hereof, (c) if the Service Period is terminated by the Company with or without Cause, the date designated by the Company in the Notice of Termination, and (d) if the Service Period terminates due to expiration of the term of this Agreement, the date the term expires.

ARTICLE 6

CONFIDENTIAL INFORMATION

SECTION 6.01.    Nondisclosure and Nonuse of Confidential Information. The Chairman will not disclose or use at any time during or after the Service Period any Confidential Information of which the Chairman is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Chairman’s performance of duties assigned to the Chairman pursuant to this Agreement.
SECTION 6.02.    Defend Trade Secrets Act. Pursuant to 18 U.S.C. § 1833(b), the Chairman understands that the Chairman will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Chairman’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Chairman understands that if the Chairman files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Chairman may disclose the trade secret to the Chairman’s attorney and use the trade secret information in the court proceeding if the Chairman (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement or arrangement with the Company or any of its Affiliates shall prohibit or restrict the Chairman from making any disclosure of information or documents to any governmental agency or legislative body, any self-regulatory organization, the Legal Department of the Company, and/or pursuant to the whistleblower provisions of the Dodd-Frank Act or Sarbanes-Oxley Act.
ARTICLE 7
INTELLECTUAL PROPERTY

SECTION 7.01.    Ownership of Intellectual Property. In the event that the Chairman as part of his activities on behalf of the Companies generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Companies as now or hereinafter conducted (collectively, “Intellectual Property”), the Chairman acknowledges that such Intellectual Property is the sole and exclusive property of the Companies and hereby assigns all right title and interest in and to such Intellectual Property to the Companies. Any copyrightable work prepared in whole or in part by the Chairman during the Service Period will be deemed “a work made for hire” under Section 201(b) of the United States Copyright Act of 1976, as amended, and the Companies will own all of the rights comprised in the copyright therein. The Chairman will cooperate with the Companies to protect the Companies’ interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Companies, whether such requests occur prior to or after termination of Chairman’s employment hereunder).
ARTICLE 8

DELIVERY OF MATERIALS UPON TERMINATION

SECTION 8.01.    Delivery of Materials upon Termination. As requested by the Company, from time to time and upon the termination of the Chairman’s employment with the Company for any reason, the Chairman will promptly deliver to the Company all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Chairman’s possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

ARTICLE 9
NONCOMPETITION AND NONSOLICITATION

SECTION 9.01.    Noncompetition. The Chairman acknowledges that during his employment with the Company, he will continue to become familiar with trade secrets and other Confidential Information concerning the Companies and their respective predecessors, and that his services will be of special, unique and extraordinary value to the Companies. In addition, in consideration of the rights to the payments set forth in Article 5 of this Agreement, the Chairman hereby agrees that at any time during the Service Period, and for a period ending twelve (12) months after the termination of Chairman’s employment (the “Noncompetition Period”), he will not directly or indirectly own, manage, control, participate in, render services (as an employee, consultant or in any other capacity) for or in any manner engage in any business competing with the insurance and reinsurance businesses of the Companies as such businesses exist as of the termination of Chairman’s employment, within any geographical area in which the Companies engage in such businesses; provided, however, that, if such termination is by the Company not for Cause or by the Chairman for Good Reason under Section 5.02, (A) the Chairman shall be bound by this Section 9.01 only to the extent that the Company provides to the Chairman the benefits required to be provided to him under Section 5.02 and Section 5.04, and (B) the Noncompetition Period will end six months following such termination unless the Company, at its sole option, within thirty (30) days following such termination, specifies in a written election given to the Chairman that the Noncompetition Period will continue up to twelve (12) months following such termination of employment and the Company pays the Chairman an additional amount equal to the Severance Amount, as prorated for the period selected by the Company if a period of less than six (6) additional months is identified in the above-referenced election, with such amount to be paid in equal installments over the additional period; provided, further, that, if such termination is due to the expiration of the term of this Agreement, the Noncompetition Period shall be the period of up to six (6) months following such termination that the Company, at its sole option, within thirty (30) days following such termination, specifies in a written election given to the Chairman, and the Company shall (a) pay the Chairman an amount equal to the Severance Amount, as prorated for the period selected by the Company if a period of less than six (6) months is identified in the above-referenced election, with such amount to be paid, subject to Section 13.10 below, in equal monthly installments over the Noncompetition Period, the first two (2) of which will be paid on the date that is that is two months following the Date of Termination and the remainder of which will be paid in equal monthly installments commencing on the date that is three (3) months following the Date of Termination, and (b) provide the benefits set forth in Section 5.04; provided further, however, that, if such termination by reason of the Chairman’s resignation or leaving of his employment other than for Good Reason, the Noncompetition Period shall be the period of up to twelve (12) months following such termination that the Company, at its sole option, within thirty (30) days following such termination, specifies in a written election given to the Chairman, and the Company shall (I) pay the Chairman an amount equal to two times the Severance Amount, as prorated for the period selected by the Company if a period of less than twelve (12) months is identified in the above-referenced election, with such amount to be paid, subject to Section 13.10 below, in equal monthly installments over the Noncompetition Period, the first two (2) of which will be paid on the date that is that is two months following the Date of Termination and the remainder of which will be paid in equal monthly installments commencing on the date that is three (3) months following the Date of Termination, and (II) provide the benefits set forth in Section 5.04. Notwithstanding the foregoing, the Chairman shall be entitled to the payments and benefits set forth in this Section 9.01 only if he has not breached and does not breach the provisions of Sections 6.01, 7.01, 8.01, 9.01, and 9.02 of this Agreement and the Chairman has executed and delivered a general release of claims reasonably satisfactory to the Company on or before the date that is fifty (50) days following the Date of Termination and does not revoke such release prior to the end of the statutory seven (7) day revocation period. It shall not be considered a violation of this Section 9.01 for the Chairman to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Chairman has no active participation in the business of such corporation. In addition, it shall not be considered a violation of this Section 9.01 for the Chairman to provide services in a non-managerial capacity to a non-risk bearing entity (for example, as an insurance broker or analyst).
SECTION 9.02.    Nonsolicitation. The Chairman hereby agrees that (a) during the Service Period and for a period of twelve (12) months after the termination of Chairman’s employment (the “Nonsolicitation Period”) the Chairman will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Companies to leave the employ of the Companies, or in any way interfere with the relationship between the Companies and any employee thereof and (b) during the Nonsolicitation Period, the Chairman will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Companies to cease doing business with the Companies.
SECTION 9.03.    Enforcement. If, at the enforcement of Sections 9.01 or 9.02, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained in this Article 9 to cover the maximum duration, scope and area permitted by law.

ARTICLE 10
EQUITABLE RELIEF

SECTION 10.01.    Injunctive or Other Equitable Relief.  The Chairman acknowledges that (a) the covenants contained herein are reasonable, (b) the Chairman’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Companies contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02 could cause irreparable harm to the Companies for which they would have no adequate remedy at law.  Accordingly, and in addition to any remedies which the Companies may have at law, in the event of an actual or threatened breach by the Chairman of his covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02, the Companies shall have the absolute right, without the need to post a bond or any other type of security, to commence a lawsuit or other proceeding in a court of competent jurisdiction seeking injunctive or other equitable relief (an “Injunction Proceeding”). The United States District Court for the Southern District of Florida or the Florida Circuit Court for the Eleventh Judicial Circuit (jointly, the “Selected Courts”) shall be the exclusive courts in which the Companies may commence an Injunction Proceeding. In furtherance thereof, the Chairman expressly and irrevocably agrees that the Selected Courts may exercise personal jurisdiction over him in connection with any Injunction Proceeding and further agrees not to assert that any other court in any other jurisdiction is a more suitable forum for an Injunction Proceeding.
ARTICLE 11
REPRESENTATIONS; CERTAIN COVENANTS

SECTION 11.01.    Chairman Representations. The Chairman hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Chairman does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Chairman is a party or by which he is bound, (b) the Chairman is not a party to or bound by any noncompetition agreement with any other Person and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Chairman.
SECTION 11.02.    Company Representations. The Company hereby represents and warrants to the Chairman that (a) it has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and (b) the execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action. The Company also agrees to use reasonable best efforts to maintain an effective Registration Statement on Form S-8 (or any similar successor form) covering the issuance to the Chairman of (i) any shares of the Company’s common stock upon the exercise of any options granted under a plan of the Company and (ii) any shares of restricted common stock of the Company granted under a plan of the Company.
SECTION 11.03.    General Indemnification. The Company agrees that if the Chairman is made a party, or is threatened to be made a party, to any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Chairman shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws, against all cost, expense, liability and loss reasonably incurred or suffered by the Chairman in connection therewith, including, without limitation, attorneys’ fees and disbursements and judgments, and the Company shall advance expenses in connection therewith, to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws. Such indemnification shall continue as to the Chairman even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Chairman’s heirs, executors and administrators. The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Chairman to the extent the Company provides such coverage for its other executive officers.
ARTICLE 12
SECTION 4999 OF THE CODE

SECTION 12.01.    Anything in this Agreement or the Company’s Incentive Compensation Plan to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including, without limitation, the acceleration of any payment, award, distribution or benefit), by the Company or any of its affiliates to or for the benefit of the Chairman (whether pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax law (the “Excise Tax”), then such Payments shall either (a) be delivered in full, or (b) subject to, and in a manner consistent with the requirements of Section 409A of the Code, be reduced to the minimum extent necessary to ensure that no portion thereof will be subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the Excise Tax, results in receipt by the Chairman, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and benefits may be subject to the Excise Tax. In the event that any Payments are to be reduced pursuant to this Section 12.01, then the reduction shall be applied as follows: (i) first, on a pro rata basis to the Chairman’s cash severance payments under Section 5.02 above, and (ii) second, on a pro rata basis to Chairman’s equity incentive awards. All determinations required to be made under this Article 12 shall be made by a nationally recognized accounting or consulting firm (other than the regular outside accounting firm retained by the Company) selected by the Company and agreed to by the Chairman, which agreement shall not be unreasonably withheld (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations both to the Company and the Chairman within 15 business days after the receipt of notice from the Company that the Chairman has received a Payment, or such earlier time as is requested by the Company. Any determination by the Accounting Firm meeting the requirements of this Section 12.01 shall be binding upon the Company and the Chairman. The fees and disbursements of the Accounting Firm shall be paid by the Company. If required, the Company shall enter into an engagement letter with the Accounting Firm containing reasonable and customary terms and provisions.
ARTICLE 13

MISCELLANEOUS

SECTION 13.01.    Certain Procedures. There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.
SECTION 13.02.    Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Chairman. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.
SECTION 13.03.    Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Chairman may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company; provided further that the Company may not assign the rights of the Company hereunder except to a Person that expressly assumes the obligations of the Company hereunder.
SECTION 13.04.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
SECTION 13.05.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.
SECTION 13.06.    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
SECTION 13.07.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Chairman and to the Company at the addresses set forth below.
If to the Chairman:    To the last address of the Chairman on record with the Company.

Copies (which shall not constitute notice) of notices to the Chairman shall also be sent to:
Roberts & Holland LLP
825 Eighth Avenue, 37th Floor
New York, NY 10019
Attn: David E. Kahen, Esq.
If to the Company:            Arch Capital Group Ltd.
Executive Offices:
Wessex House
3rd Floor
45 Reid Street
PO Box HM 339
Hamilton, HM 12
Bermuda
Attn: General Counsel
Copies (which shall not constitute notice) of notices to the Company shall also be sent to:
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Attn: Glenn J. Waldrip, Jr., Esq.
or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
SECTION 13.08.    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
SECTION 13.09.    No Third Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Company, the Chairman and their respective heirs, executors, successors and assigns.
SECTION 13.10.    Section 409A.
(a) It is intended that this Agreement will comply with Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”) and Section 457A of the Code, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A or Section 457A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act pursuant to this Section 13.10 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Chairman from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.
(b) Notwithstanding any provision to the contrary in this Agreement, if the Chairman is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Chairman’s “separation from service,” or (ii) the date of the Chairman’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.10 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Chairman in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to the Chairman’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Chairman’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.
(c) With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
SECTION 13.11.    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof, including, without limitation, the Prior Agreement.
SECTION 13.12.    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.
SECTION 13.13.    Survival. Sections 6.01, 7.01, 8.01 and Articles 9, 10, 12 and 13 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Service Period.
SECTION 13.14.    GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF FLORIDA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
SECTION 13.15.    Arbitration. Except when the Companies exercise their right to seek injunctive or other equitable relief pursuant to Section 10.01, above, all disputes between the parties arising out of, in connection with or concerning this Agreement or any share-based award agreements between the Company and the Chairman (collectively, the “Disputes”) shall be adjudicated in a confidential private arbitration to be conducted in accordance with the comprehensive rules and procedures of JAMS (the “JAMS Rules”), including, but not limited to, the internal appeal process provided for in JAMS Rule 34 (the “Arbitration”). The Arbitration shall be conducted before a panel of three arbitrators (the “Panel”), one appointed by the Company, another appointed by the Chairman and the third appointed by the other two arbitrators (or, if the two arbitrators cannot agree, the third arbitrator shall be appointed by JAMS). Subject to the JAMS Rules, in-person hearings in the arbitration shall be held in Miami-Dade County, Florida, and shall be conducted in English. The parties shall each pay fifty percent (50%) of the Panel's fees and other costs billed to the parties by JAMS for the Arbitration. Notwithstanding the immediately preceding sentence, each of the parties shall pay its own attorneys' fees and costs incurred in connection with the Arbitration. The Panel shall have no authority to render an award that requires either of the parties to pay the attorneys' fees or costs incurred by the other party in connection with the Arbitration or otherwise. A Judgment upon a final award rendered by the Panel, after giving effect to the JAMS internal appeal process, may be sought and entered in any court having jurisdiction thereof (an “Enforcement Proceeding”). If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of this Section 13.15. Each party shall maintain the confidentiality of the Arbitration (including any award rendered therein), except as necessary in connection with an Enforcement Proceeding or as otherwise required by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ Jack Bunce
	Name:	Jack Bunce
	Title:	Director

/s/ Constantine Iordanou